Exhibit 2

PLAN OF CONVERSION

OF

SECURITY BANK, S.B.

TABLE OF CONTENTS

1.	INTRODUCTION	2
2.	DEFINITIONS	2
3.	PROCEDURES FOR CONVERSION	7
4.	HOLDING COMPANY APPLICATIONS AND APPROVALS	9
5.	SALE OF SUBSCRIPTION SHARES	9
6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES	10
7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY	10
8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)	11
9.	SUBSCRIPTION RIGHTS OF EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY)	11
10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)	12
11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)	12
12.	SUBSCRIPTION RIGHTS OF EMPLOYEES, OFFICERS AND DIRECTORS (FIFTH PRIORITY)	13
13.	COMMUNITY OFFERING	13
14.	SYNDICATED OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING	14
15.	LIMITATIONS ON PURCHASES	15
16.	PAYMENT FOR SUBSCRIPTION SHARES	16
17.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS	17
18.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT	18
19.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES	19
20.	ESTABLISHMENT OF LIQUIDATION ACCOUNT	19
21.	VOTING RIGHTS OF STOCKHOLDERS	20
22.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION	20
23.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION	20
24.	TRANSFER OF DEPOSIT ACCOUNTS	21
25.	REGISTRATION AND MARKETING	21
26.	TAX RULINGS OR OPINIONS	21
27.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS	21
28.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY	22
29.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK	23
30.	ARTICLES OF INCORPORATION AND BYLAWS	24
31.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE	24
32.	EXPENSES OF CONVERSION	24
33.	AMENDMENT OR TERMINATION OF PLAN	24
34.	CONDITIONS TO CONVERSION	25
35.	INTERPRETATION	25

PLAN OF CONVERSION OF

SECURITY BANK, S.B.

1.	INTRODUCTION

This Plan of Conversion (the “Plan”) provides for the conversion of Security Bank, S.B., an Illinois-chartered mutual savings bank (the “Bank”), from the mutual to the capital stock form of organization (the “Conversion”). As part of the Conversion, the Bank will become an Illinois-chartered stock savings bank subsidiary of a new stock holding company (the “Holding Company”) which will offer for sale shares of Common Stock in the Offering on a priority basis to depositors and others pursuant to the terms of this Plan. The purpose of the Conversion is to convert the Bank to the capital stock form of organization and to raise capital in the Offering to support growth and achieve economies of scale in response to changing regulatory and market conditions. The Holding Company will offer its Common Stock in the Offering upon the terms and conditions set forth herein. The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 12 hereof. To the extent shares of Common Stock remain available for purchase after the completion of the Subscription Offering, the Holding Company may offer the remaining Common Stock for sale in a Community Offering, Syndicated Offering or Firm Commitment Underwritten Offering. All sales of Common Stock in any Community Offering, Syndicated Offering or Firm Commitment Underwritten Offering will be at the sole discretion of the Boards of Directors of the Bank and the Holding Company.

The Conversion will have no impact on depositors, borrowers or other customers of the Bank (other than voting and liquidation rights as set forth herein). After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the fullest extent provided by applicable law.

This Plan has been adopted by the Board of Directors of the Bank. This Plan also must be approved by a majority of the total number of votes entitled to be cast by Voting Members at a Special Meeting to be called for that purpose. The Bank Regulators must approve this Plan before it is presented to Voting Members for their approval.

2.	DEFINITIONS

For the purposes of this Plan, the following terms have the following meanings:

Account Holder – Any Person holding a Deposit Account in the Bank.

Acting in Concert – The term Acting in Concert means knowing participation in a joint activity or interdependent conscious parallel action toward a common goal whether pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; a person or company that acts in concert with another Person (other party) shall also be considered to be acting in concert with any Person who is also acting in concert with that other party, except that any Employee Stock Benefit Plan will not be considered to be acting in concert with its trustee or a person who serves in a similar capacity solely to determine whether stock held by the trustee and stock held by the plan will be aggregated.

Affiliate – Any company that controls, is controlled by, or is under common control with a Person.

Appraised Value Range – The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of Subscription Shares to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range. The maximum of the Appraisal Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market conditions or demand for the Common Stock.

Associate – The term Associate when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of either of such parties) if the Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Conversion, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any Person who is related by blood or marriage to such Person and who lives in the same home as such Person or who is a Director or Officer of the Bank or the Holding Company, or any of their parents or subsidiaries.

Bank – Security Bank, S.B., Springfield, Illinois, in its mutual or stock form as indicated by the context.

Bank Regulators – The applicable regulatory agency or agencies responsible for reviewing and approving the Conversion, including the ownership of the Bank by the Holding Company. Bank Regulators include the FDIC, the Department and the Board of Governors of the Federal Reserve System.

Code – The Internal Revenue Code of 1986, as amended.

Common Stock – The common stock, par value $0.01 per share, of the Holding Company. The Common Stock is not insured by the FDIC.

Community – Sangamon County, Illinois.

Community Offering – The offering for sale to certain members of the general public directly by the Holding Company of Subscription Shares not subscribed for in the Subscription Offering. The Community Offering may occur concurrently with the Subscription Offering and any Syndicated Offering or Firm Commitment Underwritten Offering, or upon conclusion of the Subscription Offering.

Control – (including the terms “controlling,” “controlled by,” and “under common control with”) means: (1) the ability of any Person, entity, Persons, or entities acting alone or in Acting in Concert with one or more Persons or entities, to own, hold, or direct with power to vote, or to hold proxies representing, 10% or more of the voting shares or rights of capital stock of a savings bank, savings bank subsidiary, savings bank Affiliate, or savings bank holding company or 10% or more of the members shares of a mutual savings bank or mutual savings bank holding company; (2) the ability to achieve in any manner the election or appointment of a majority of the directors of a savings bank; or (3) the power to direct or exercise significant influence over the management or policies of the savings bank or savings bank Affiliate. “Control” does not include the voting of proxies obtained from Depositors if the proxies are voted as directed by a majority of the Board of Directors of the Bank or of a committee of Directors when the committee’s composition and powers may be revoked by a majority vote of the Board of Directors.

Conversion – The conversion of the Bank to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering.

Deposit Account(s) – means certificates of deposit, withdrawable deposits, savings accounts, demand deposit accounts, checking accounts, or any other term or terms appropriate.

Department – The Illinois Department of Financial and Professional Regulation - Division of Banking.

Depositor – Any Person that has a Deposit Account with the Bank.

Director – A member of the Board of Directors of the Bank (in mutual or stock form) or the Holding Company, as appropriate in the context.

Eligible Account Holder – Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

Eligibility Record Date – The date for determining Eligible Account Holders of the Bank, which is July 31, 2023.

Employees – All Persons who are employed by the Bank or the Holding Company, but excluding the Bank’s or the Holding Company’s directors or officers.

Employee Stock Benefit Plan – means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, employee stock purchase plan, stock bonus plan, profit-sharing plan or other plan and its related trust. The Bank may continue to make schedule discretionary contributions to an Employee Stock Benefit Plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirements.

ESOP – The Bank’s Employee Stock Ownership Plan and related trust.

FDIC – The Federal Deposit Insurance Corporation.

Firm Commitment Underwritten Offering – The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and any Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may occur following the Subscription Offering and the Community Offering as an alternative to a Syndicated Offering.

Holding Company – Security Midwest Bancorp, Inc., the Maryland corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank issued in connection with the Conversion. Shares of Common Stock of the Holding Company will be issued to Participants, and possibly others, in the Offering.

Independent Appraiser – The independent appraiser retained by the Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Subscription Shares.

Liquidation Account – The account established by the Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion in exchange for their liquidation and other interests in the Bank immediately prior to the Conversion.

Offering – The offering and issuance, pursuant to this Plan, of Common Stock in a Subscription Offering, Community Offering and, if applicable, in a Syndicated Offering or Firm Commitment Underwritten Offering.

Offering Range – The range of the number of shares of Common Stock offered for sale in the Offering. The Offering Range shall be equal to the Appraised Value Range divided by the Subscription Price. The maximum and minimum of the Offering Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Offering Range, subject to adjustment as provided herein.

Officer –means, for purposes of the purchase of stock in the Conversion, the chairman of the board, president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and any other person performing similar functions with respect to any organization, whether incorporated or unincorporated.

Order Form – Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

Other Member – A Voting Member who is not an Eligible Account Holder or Supplemental Eligible Account Holder.

Participant – Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder or Other Member.

Person – means an individual, a company, or a government or political subdivision.

Plan – This Plan of Conversion of the Bank as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus – The one or more documents used in offering the Subscription Shares.

Qualifying Deposit – The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, or (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

Resident – Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall determine residency under this provision. To the extent a Person is a personal benefit plan or trust, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans or trusts, the circumstances of the trustee shall be examined for purposes of this definition. The Bank and Holding Company may utilize deposit or loan records of the Bank or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank and Holding Company. A Person must be a “Resident” for purposes of determining whether such Person “resides” in the Community as such term is used in this Plan.

SEC – The Securities and Exchange Commission.

Special Meeting – The special meeting of Voting Members, and any adjournments thereof, held to consider and vote upon this Plan.

Subscription Offering – The offering of Subscription Shares to Participants.

Subscription Price – The price per Subscription Share to be paid by Participants and others in the Offering. The Subscription Price will be determined by the Board of Directors of the Holding Company and fixed prior to the commencement of the Subscription Offering.

Subscription Shares – Shares of Common Stock offered for sale in the Offering.

Supplemental Eligible Account Holder – Any Person, other than Directors and Officers of the Bank and the Holding Company and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder; provided, however, that a Person who became a Director or Officer of the Bank after the Eligibility Record Date is eligible to be a Supplemental Eligible Account Holder.

Supplemental Eligibility Record Date – The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding approval of the application for conversion by the Bank Regulators. The Supplemental Eligibility Record Date will only occur if Bank Regulators have not approved the Conversion within 15 months after the Eligibility Record Date.

Syndicated Offering –The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and the Community Offering, to members of the general public through a syndicate of broker-dealers. The Syndicated Offering may occur concurrently with the Subscription Offering and any Community Offering, or upon conclusion of the Subscription Offering and any Community Offering.

Tax-Qualified Employee Stock Benefit Plan – Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code. The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirements. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan that is not so qualified.

Voting Member – A Member as of the close of business on the Voting Record Date. Only Voting Members are entitled to vote at the Special Meeting.

Voting Record Date – The date fixed by the Directors of the Bank for determining eligibility to vote at the Special Meeting.

3.	PROCEDURES FOR CONVERSION

A. After approval of this Plan by the Board of Directors of the Bank, this Plan together with all other requisite material shall be submitted to the Bank Regulators for approval. Copies of this Plan will be made available at each office of the Bank for inspection by depositors of the Bank. The Bank and Holding Company will publish notices of the adoption of the Plan and filing with the Bank Regulators of an application or applications to convert as required by applicable regulations.

B. Following approval of this Plan by the Bank Regulators, this Plan will be submitted to a vote of the Voting Members at the Special Meeting. The Bank will mail to all Voting Members, at their address appearing on the records of the Bank as of the Voting Record Date, a proxy statement in either long or summary form describing this Plan. The Holding Company also will mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares. Upon approval of this Plan by a majority of the total number of votes entitled to be cast by Voting Members, the Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion. The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

C. The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Board of Directors of the Bank, and applicable federal and state regulations and policy. Approval of this Plan by Voting Members also shall constitute approval of each of the transactions necessary to implement this Plan.

(1) The Bank will convert its articles of incorporation to an Illinois stock savings bank, which authorizes the issuance of capital stock;

(2) The Holding Company will purchase all of the capital stock issued by the Bank in connection with its conversion from mutual to stock form, for at least 50% of the net proceeds of the Offering; and

(3) The Holding Company will issue the Common Stock in the Offering as provided in this Plan.

D. Prior to the Offering, the Holding Company shall register the issuance of the Subscription Shares with the SEC and any appropriate state securities authorities.

E. The Holding Company will offer for sale the Subscription Shares in the Offering.

F. The Board of Directors of the Bank may determine for any reason at any time prior to the issuance of the Subscription Shares not to utilize a holding company form of organization in the Conversion. If the Board of Directors determines not to complete the Conversion utilizing a holding company form of organization, the stock of the Bank will be issued and sold in accordance with this Plan. In such case, the Holding Company’s registration statement will be withdrawn from the SEC, the Holding Company’s application will be withdrawn from Bank Regulators, and the Bank will take steps necessary to complete the Conversion, including filing any necessary documents with the Bank Regulators and will issue and sell the Subscription Shares in accordance with this Plan. In such event, any subscriptions or orders received for Subscription Shares of the Holding Company shall be deemed to be subscriptions or orders for common stock of the Bank, and the Bank shall take such steps as permitted or required by the Bank Regulators.

G. Upon completion of the Conversion, the legal existence of the Bank shall not terminate but the stock Bank shall be a continuation of the entity of the mutual Bank and all property of the mutual Bank, including its right, title and interest in and to all property of whatever kind and nature, whether real, personal, or mixed, and things and choses in action, and every right, privilege, interest and asset of every conceivable value or benefit then existing or pertaining to it, or which would inure to it, immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed shall vest in the stock Bank. The stock Bank shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual Bank. The stock Bank at the time and the taking effect of the Conversion shall continue to have and succeed to all the rights, obligations and relations of the mutual Bank. All pending actions and other judicial or administrative proceedings to which the Bank was a party shall not be discontinued by reason of the Conversion, but may be prosecuted to final judgment or order in the same manner as if the Conversion had not been made and the stock Bank resulting from the Conversion may continue the actions in its name notwithstanding the Conversion. Upon completion of the Conversion, each Person having a Deposit Account at the Bank prior to the Conversion will continue to have a Deposit Account, without further payment therefor, in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect prior to the Conversion. All insured Deposit Accounts in the Bank will continue to be insured by the FDIC to the extent provided by applicable law.

H. The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current home office of the Bank.

4.	HOLDING COMPANY APPLICATIONS AND APPROVALS

The Boards of Directors of the Bank and the Holding Company will take all necessary steps to convert the Bank to stock form and complete the Offering. The Bank and Holding Company shall make timely applications to the Bank Regulators and filings with the SEC for any requisite regulatory approvals to complete the Conversion.

5.	SALE OF SUBSCRIPTION SHARES

The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the Prospectus and proxy statement for the Special Meeting. The period for the Subscription Offering will be not less than 20 days nor more than 45 days from the date offering materials are first mailed, unless extended. The Common Stock will not be insured by the FDIC or any government agency. The Bank will not extend credit to any Person to purchase shares of Common Stock.

Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be offered for sale in a Community Offering, a Syndicated Offering, a Firm Commitment Underwritten Offering or in any other manner permitted by the Bank Regulators. The Community Offering, if any, will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the Community. The Community Offering may begin simultaneously or later than the Subscription Offering.

If feasible, any shares of Common Stock remaining after the Subscription Offering period, and the Community Offering, if a Community Offering is conducted, may be offered and sold in a Syndicated Offering, a Firm Commitment Underwritten Offering or in any manner approved by the Bank Regulators that will achieve a widespread distribution of the Common Stock. The issuance of Common Stock in the Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Common Stock in any Syndicated Offering or Firm Commitment Underwritten Offering is consummated, and only if the required minimum number of shares of Common Stock has been issued.

All sales of shares of Common Stock must be completed within 45 days after the last day of the Subscription Offering, unless the offering period is extended by the Bank and the Holding Company with the approval of the Bank Regulators. No single extension will exceed 90 days.

6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

The total number of shares, or a range thereof, of Subscription Shares to be offered for sale in the Offering will be determined jointly by the Boards of Directors of the Bank and the Holding Company immediately prior to the commencement of the Subscription Offering, and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will be equal to the Appraised Value Range divided by the Subscription Price. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the Bank Regulators, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market conditions or demand for the Common Stock. The total number of Subscription Shares issued in the Offering will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price.

In the event that the Subscription Price multiplied by the number of Subscription Shares to be sold in the Offering is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of subscribers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Holding Company and the Bank shall establish, if all required regulatory approvals are obtained.

Notwithstanding the foregoing, Subscription Shares will not be issued unless, prior to the consummation of the Offering, the Independent Appraiser confirms to the Bank, the Holding Company and the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of Subscription Shares to be sold in the Offering multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, hold a new Offering, or take such other action as the Bank Regulators may permit.

The Common Stock to be issued in the Offering shall be fully paid and non-assessable.

7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 50% of the net proceeds of the Offering. The Offering proceeds will provide additional capital to the Holding Company and the Bank for the future growth of the Bank’s assets, products and services in a highly competitive and regulated financial services environment, and would facilitate expansion through acquisitions of financial service organizations, diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Common Stock as permitted by applicable federal and state regulations and policy. Following the Conversion, the Bank may distribute additional capital to the Holding Company from time to time, subject to applicable regulations governing capital distributions.

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A. Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 15,000 shares of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the provisions of Section 15.

B. In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on increased deposits made by such persons during the 12 months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as permitted by the Bank Regulators.

D. Subscription rights to purchase Common Stock provided to Directors as Eligible Account Holders shall not give Directors in the aggregate subscriptions equal to more than 20% of the total Offering.

9.	SUBSCRIPTION RIGHTS OF EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY)

The Employee Stock Benefit Plans of the Holding Company and the Bank shall have subscription rights to purchase in the aggregate up to 10% of the Subscription Shares, including any Subscription Shares sold in the Offering as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Conversion. Consistent with applicable laws and regulations and practices and policies, the Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Stock Benefit Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Bank, the Holding Company or a majority owned subsidiary of either of such entities. Alternatively, if permitted by the Bank Regulators, the Employee Stock Benefit Plans may purchase all or a portion of such shares in the open market after the Conversion.

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A. Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 15,000 shares of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders and Employee Stock Benefit Plans and to the purchase limitations specified in Section 15.

B. In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

A. Each Other Member shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 15,000 shares of Common Stock or 0.10% of the total number of shares of Common Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Stock Benefit Plans and Supplemental Eligible Account Holders and subject to the purchase limitations specified in Section 15.

B. In the event that such Other Members subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Stock Benefit Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated to Other Members so as to permit each such subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Member has subscribed. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Other Member bears to the total amount of the Qualifying Deposits of all Other Members whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Other Members, the excess shall be reallocated (one or more times as necessary) among those Other Members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

12.	SUBSCRIPTION RIGHTS OF EMPLOYEES, OFFICERS AND DIRECTORS (FIFTH PRIORITY)

A. Each Employee, Officer and Director shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 15,000 shares of Common Stock or 0.10% of the total number of shares of Common Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members and subject to the purchase limitations specified in Section 15.

In the event that such Employees, Officers and Directors subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated to Employees, Officers and Directors so as to permit each such subscribing Employee, Officer or Director, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Employee, Officer or Director has subscribed. Any remaining shares will be allocated among the subscribing Employees, Officers and Directors whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Employee, Officer or Director bears to the total amount of the subscriptions of all Employees, Officers and Directors whose subscriptions remain unsatisfied.

13.	COMMUNITY OFFERING

If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be offered for sale in the Community Offering through a direct community marketing program that may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons (including trusts of natural persons) residing in the Community, and thereafter to cover orders of other members of the general public, so that each Person in such category of the Community Offering may receive, to the extent possible, the lesser of 100 shares or the number of shares they ordered. In addition, orders received for shares in the Community Offering will be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated to Persons in such category of the Community Offering on an equal-number-of-shares basis per order. The Bank and the Holding Company shall use their best efforts consistent with this Plan to distribute Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock. The Bank and the Holding Company reserve the right to reject any or all orders, in whole or in part, that are received in the Community Offering. Any Person may purchase up to 15,000 shares of Common Stock in the Community Offering, subject to the purchase limitations specified in Section 15.

14.	SYNDICATED OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING

If feasible, the Boards of Directors of the Bank and the Holding Company may determine to offer Subscription Shares not sold in the Subscription Offering or the Community Offering, if any, in a Syndicated Offering, subject to such terms, conditions and procedures as may be determined by the Bank or the Holding Company, in a manner that will achieve the widest distribution of the Common Stock, subject to the right of the Bank or the Holding Company to accept or reject in whole or in part any orders in the Syndicated Offering. In the Syndicated Offering, any Person may purchase up to 15,000 shares of Common Stock, subject to the purchase limitations specified in Section 15. Unless the Bank Regulators permit otherwise, orders received for shares in a Syndicated Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal-number-of-shares basis per order.

Provided that the Subscription Offering has commenced, the Holding Company may commence the Syndicated Offering at any time, provided that the completion of the offer and sale of the Common Stock will be conditioned upon the approval of this Plan by Voting Members.

Alternatively, if feasible, the Boards of Directors of the Bank and Holding Company may determine to offer Subscription Shares not sold in the Subscription Offering or the Community Offering, if any, in a Firm Commitment Underwritten Offering, subject to such terms, conditions and procedures as may be determined by the Bank or the Holding Company, in a manner that will achieve the widest distribution of the Common Stock, subject to the right of the Bank or the Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. In the Firm Commitment Underwritten Offering, any Person may purchase up to 15,000 shares of Common Stock, subject to the purchase limitations specified in Section 15. Unless the Bank Regulators permit otherwise, orders received for shares in a Firm Commitment Underwritten Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal-number-of-shares basis per order.

Provided that the Subscription Offering has commenced, the Holding Company may commence the Firm Commitment Underwritten Offering at any time, provided that the completion of the offer and sale of the Common Stock will be conditioned upon the approval of this Plan by Voting Members.

If for any reason a Syndicated Offering or Firm Commitment Underwritten Offering of shares of Common Stock not sold in the Subscription Offering or Community Offering if any, cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription Offering, any Community Offering, Syndicated Offering or Firm Commitment Underwritten Offering, if possible, the Holding Company will make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the Bank Regulators.

15.	LIMITATIONS ON PURCHASES

The following limitations shall apply to all purchases and issuances of shares of Subscription Shares:

A. The maximum number of shares of Common Stock that may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert shall not exceed 30,000 shares of Common Stock, except that the Employee Stock Benefit Plans may subscribe for up to 10% of the Common Stock sold in the Offering.

B. The maximum number of shares of Common Stock that may be issued to or purchased in all categories of the Offering by Officers, Directors and their Associates in the aggregate, shall not exceed 31% of the shares of Common Stock sold in the Offering.

C. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

D. If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 14, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such Person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

E. Depending upon market or financial conditions, the Boards of Directors of the Holding Company and the Bank, with the receipt of any required approvals of the Bank Regulators and without further approval of Voting Members, may decrease or increase the purchase limitations in this Plan; provided, that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares sold in the Offering except as provided below. If the Bank or the

Holding Company increase the maximum purchase limitations, the Bank or the Holding Company are only required to resolicit Participants who subscribed for the maximum purchase amount in the Subscription Offering and who indicated a desire to be resolicited on the Order Form, and may, in the sole discretion of the Holding Company, resolicit certain other large subscribers. In the event of such a resolicitation, the Holding Company shall have the right, in its sole discretion, to require such persons to supply immediately available funds for the purchase of additional shares of Common Stock. Such persons will be prohibited from paying with a personal check, but the Holding Company may allow payment by wire transfer. In the event that the maximum purchase limitation is increased to 5% of the shares of Common Stock sold in the Offering, such limitation may be further increased to 9.99% of the shares of Common Stock sold in the Offering; provided, that orders for Common Stock exceeding 5% of the shares of Common Stock sold in the Offering shall not exceed in the aggregate 10% of the total shares of Common Stock sold in the Offering. Whether to fill any requests to purchase additional Subscription Shares in the event that the purchase limitation is so increased will be determined by the Boards of Directors of the Bank and the Holding Company in their sole discretion.

For purposes of this Section 15, (i) Directors, Officers and employees of the Bank and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in paragraphs A. and B. of this Section 15, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

16.	PAYMENT FOR SUBSCRIPTION SHARES

All payments for Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank, the Holding Company, or an agent of the Bank or the Holding Company, as described in the Order Form, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Stock Benefit Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares of Common Stock at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Offering. Subscription funds will be held in a segregated account at the Bank or, at the discretion of the Bank, at another insured depository institution.

Except as set forth in Section 15.E, payment for Common Stock subscribed for in the Subscription Offering and Community Offering shall be made by personal check, money order or bank draft. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from designated Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account and will continue to earn interest therein, but may not be used by the subscriber during the Subscription and Community Offerings. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received by personal check, bank draft or money order will be paid by the Bank at not less than the passbook rate. Such interest will be paid from the date payment is processed by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore, will not do so.

17.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the registration statement prepared by the Holding Company has been declared effective by the SEC and the Bank Regulators have approved the Conversion, Order Forms will be distributed to the Eligible Account Holders, Employee Stock Benefit Plans, Supplemental Eligible Account Holders, Other Members and Employees, Officers and Directors at their addresses appearing on the records of the Bank as of the Voting Record Date for the purpose of subscribing for shares of Common Stock in the Subscription Offering and may be made available for use by those other Persons to whom a Prospectus is delivered.

Each Order Form will be preceded or accompanied by a Prospectus describing the Holding Company, the Bank, the Common Stock and the Offering. Each Order Form will contain, among other things, the following:

A. A specified date by which all Order Forms must be received by the Bank, the Holding Company or its agent, which date shall be not less than 20 days, nor more than 45 days, following the date on which the Order Forms are mailed to a Participants by the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

B. The Subscription Price per share for shares of Common Stock to be sold in the Offering;

C. A description of the minimum and maximum number of Subscription Shares that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offering;

D. Instructions as to how each recipient of an Order Form is to indicate thereon the number of Subscription Shares for which such Person elects to subscribe and the available alternative methods of payment therefor;

E. An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank, the Holding Company or its agent within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G. A statement to the effect that the executed Order Form, once received by the Bank, the Holding Company or its agent, may not be modified or amended by the subscriber without the consent of the Holding Company.

H. Certain legends stating that subscription rights may not be transferred and that shares of the Common Stock are not deposits and are not insured or guaranteed by the Federal government, and a certification stating that the subscriber is purchasing the shares for his, her or its own account.

Notwithstanding the above, the Bank or Holding Company reserve the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

18.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered or are not timely delivered by the United States Postal Service, (b) are not received back by the Bank, the Holding Company or its agent or are received by the Bank, the Holding Company or its agent after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, unless waived by the Holding Company, for the shares of Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Participant to whom such rights have been granted will lapse as though such Participant failed to return the completed Order Form within the time period specified thereon; provided, however, that the Bank or the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank or Holding Company may specify. The interpretation by the Bank or the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

19.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Participants entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Participant will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Participant resides in a foreign country, or in a state of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

20.	ESTABLISHMENT OF LIQUIDATION ACCOUNT

The Bank shall establish a Liquidation Account in an amount equal to the Bank’s total equity as reflected in the most recent audited statement of financial condition contained in the final Prospectus used in the Offering. The Liquidation Account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided.

In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any liquidation distribution may be made to any holders of the Bank’s capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Bank is not the surviving institution shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of Qualifying Deposits in the Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and supplemental eligible account holders in the converting savings bank on these dates. For savings accounts in existence at both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in these savings accounts on these record dates. The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below the amount required for the Liquidation Account.

21.	VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

22.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

A. All shares of Common Stock purchased by Directors or Officers of the Holding Company or the Bank in the Offering shall be subject to the restriction that, except in the event of death or as may be approved by the Bank Regulators, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

B. With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

(1)	Each certificate representing shares restricted by this section shall bear a legend giving notice of the restriction;

(2)

Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

(3)

Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

23.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Bank Regulators, any outstanding shares of Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Stock Benefit Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

24.	TRANSFER OF DEPOSIT ACCOUNTS

Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following the Conversion in the same amount, rate of return and subject to the same general terms and conditions (except as to voting and liquidation rights).

25.	REGISTRATION AND MARKETING

Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the requirement to maintain the registration of such securities for three years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Common Stock and to list those securities on a national or regional securities exchange.

26.	TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Holding Company or the Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling, an opinion of counsel, or a letter of advice from their tax advisor with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company or the Bank, or to the Account Holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

27.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A. The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B. The Holding Company and the Bank are authorized to enter into employment and other compensation agreements with their executive officers.

C. The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock award plans and other Non-Tax-Qualified Employee Stock Benefit Plans no sooner than six months after the completion of the Conversion and Offering, provided that such plans conform to any applicable requirements of federal regulations. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the Conversion, the stock option plan will reserve a number of shares equal to up to 10% of the shares sold in the Offering and the stock award plan will reserve a number of shares equal to up to 4% of the shares sold in the Offering (unless the Bank’s tangible capital is less than 10% upon completion of the Offering in which case the stock award plan will reserve a number of shares equal to up to 3% of the shares sold in the Offering) for awards to employees and directors at no cost to the recipients. Shares for such plans may be issued out of authorized but unissued shares, treasury shares or repurchased shares. Any stock option plan, restricted stock award plan or other Non-Tax-Qualified Employee Stock Benefit Plan implemented more than 12 months following the completion of the Conversion will not be subject to the foregoing restrictions.

28.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

A. (1)

The articles of incorporation of the Bank may contain a provision stipulating that no Person, except the Holding Company, for a period of up to five years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank, without the prior written approval of the Bank Regulators. In addition, such articles may also provide that for a period of up to five years following the closing date of the Conversion, shares beneficially owned in violation of the above-described provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, the articles of incorporation of the Bank may contain provisions stipulating that special meetings of the stockholders relating to changes in control or amendment of the articles of incorporation may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of Directors. The restriction set forth in this subsection (1) shall not apply to the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by an employee stock benefit plan.

(2)

For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank without the prior written consent of the Bank Regulators and the Bank’s Board of Directors or otherwise in accordance with applicable laws or rules and regulations of the Bank Regulators. The restriction set forth in this subsection (2) shall not apply to the acquisition of securities of the Bank or the Holding Company by any one or more employee stock benefit plans of the Bank or the Holding Company if the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Bank or the Holding Company.

B. The articles of incorporation of the Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Common Stock that are beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of such outstanding shares of Common Stock, be entitled or permitted to any vote with respect to any shares held in excess of 10%. In addition, the articles of incorporation and bylaws of the Holding Company may contain provisions which prohibit cumulative voting for the election of directors, provide for staggered terms for directors, limit the calling of special meetings, require supermajority shareholder votes to amend certain provisions of the articles of incorporation, allow the Board of Directors to issue preferred stock and increase the amount of authorized capital stock without shareholder approval, and provide for certain qualifications and restrictions for election as director, certain advance notice requirements for shareholder proposals and nominations and a fair price provision for certain business combinations.

C.	For the purposes of Section 28.A.(2) only:

(1)

The term “person” includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed to acquire, hold or dispose of securities of a savings bank;

(2)

The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value, except that the term “offer” shall not include:

(i)

Inquiries directed solely to the management of the Bank and not intended to be communicated to stockholders, designed to elicit an indication of management’s receptivity to the basic structure of a potential acquisition with respect to the amount of securities, manner of acquisition and formula for determining price: or

(ii)

Non-binding expressions of understanding or letters of intent with the management of the Bank regarding the basic structure of a potential acquisition with respect to the amount of securities, manner of acquisition, and formula for determining price;

(3)	The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4)	The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in the Securities Exchange of 1934, as amended.

29.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

A. The Holding Company shall comply with any applicable regulation in connection with the repurchase of any shares of its capital stock following consummation of the Conversion. The Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce its capital below the amount then required for the Liquidation Account.

B. The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the Liquidation Account, or (ii) applicable federal or state regulatory capital requirements.

30.	ARTICLES OF INCORPORATION AND BYLAWS

By voting to approve this Plan, Voting Members will be voting to adopt the articles of incorporation and bylaws for the Holding Company and the stock articles of incorporation and bylaws of the Bank.

31.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The effective date of the Conversion shall be the date of the closing of the sale of all shares of the Common Stock in the Offering after all requisite regulatory and Member approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The closing of the sale of all shares of Common Stock sold in the Offering shall occur simultaneously on the effective date of the closing.

32.	EXPENSES OF CONVERSION

The Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and such parties shall use their best efforts to assure that such expenses are reasonable.

33.	AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the Bank Regulators or otherwise at any time prior to solicitation of proxies from Voting Members to vote on this Plan by the Board of Directors of the Bank, and at any time thereafter by the Board of Directors of the Bank with the concurrence of the Bank Regulators. Any amendment to this Plan made after approval by Voting Members with the approval of the Bank Regulators shall not require further approval by Voting Members unless otherwise required by the Bank Regulators. The Board of Directors of the Bank may terminate this Plan at any time prior to the Special Meeting to vote on this Plan, provided that no termination shall be effective unless the Department is notified of the amendment or withdrawal and the Department acknowledges receipt of notification, and at any time after the Special Meeting to vote on this Plan with the concurrence or approval of the Bank Regulators.

By adopting this Plan, Voting Members authorize the Board of Directors of the Bank to amend or terminate this Plan under the circumstances set forth in this Section 33.

34.	CONDITIONS TO CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A. Prior receipt by the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 26;

B. The issuance of the Subscription Shares offered in the Offering; and

C. The completion of the Conversion within the time period specified in Section 3.

35.	INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the Bank Regulators.

Dated: September 9, 2024.